SUB-ITEM 77Q1(g)
  ClearBridge Real Estate Opportunities Fund, a series of Legg
Mason Funds Trust


(a)		Attached please find the Articles of Merger between
the Registrant and LMP Real Estate Income Fund Inc.
(Acquired Fund) filed on June 10, 2016 with the State
of Maryland Department of Assessments and Taxation.
(b)		Attached please find the Agreement and Plan of Merger
between the Registrant and LMP Real Estate Income Fund
Inc. (Acquired Fund)
..



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